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                                                                    EXHIBIT 23.1


[PARENTE RANDOLPH LETTERHEAD]




                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Sun Bancorp, Inc.


We consent to the incorporation by reference in the Registration Statement on Form S-8 relating to the Sun Bancorp, Inc. 1999 401(k) Plan of our report dated February 11, 2000, which appears on page 24 of the Sun Bancorp, Inc. Annual Report to Shareholders for the year ended December 31, 1999, and relates to the consolidated balance sheet of Sun Bancorp, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999.



                                                            /s/ Parente Randolph


June 22, 2000
Williamsport, Pennsylvania